Exhibit 99.1

GAP INC. REPORTS MARCH SALES

SAN FRANCISCO – April 11, 2013 – Gap Inc. (NYSE: GPS) today reported that March 2013 net sales increased 7 percent compared with last year.

Net sales for the five-week period ended April 6, 2013 were $1.56 billion compared with net sales of $1.46 billion for the five-week period ended March 31, 2012. Due to the 53rd week in fiscal year 2012, March 2013 comparable sales are compared to the five-week period ended April 7, 2012. On this basis, the company’s comparable sales for March 2013 were down 1 percent compared with an 8 percent increase for March 2012.

“Overall, we’re pleased with the month and are focused on selling our strong spring product to customers across all brands and channels globally," said Glenn Murphy, chairman and chief executive officer of Gap Inc.

Comparable sales by global brand for March 2013 were as follows:

•	Gap Global: flat versus positive 7 percent last year

•	Banana Republic Global: positive 1 percent versus positive 5 percent last year

•	Old Navy Global: negative 2 percent versus positive 11 percent last year

The company noted that the difference between its 1 percent comparable sales decrease and the 7 percent net sales growth is primarily attributable to the calendar shift of weeks in fiscal March 2013 versus fiscal 2012.

Additional insight into Gap Inc.’s sales performance is available by calling 1-800-GAP-NEWS (1-800-427-6397). International callers may call 706-902-4949. The recording will be available at approximately 1:00 p.m. Pacific Time on April 11, 2013 and available for replay until 1:00 p.m. Pacific Time on April 19, 2013.

April Sales

The company will report April sales on May 9, 2013.

About Gap Inc.

Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, Athleta, and Intermix brands. Fiscal year 2012 net sales were $15.7 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,100 company-operated stores, over 300 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Katrina O'Connell
(415) 427-2832
Investor_relations@gap.com

Media Relations Contact:
Stacy Rollo
(415) 427-3543
press@gap.com